Exhibit 99.1

February 14, 2014

Dear Investor:

On behalf of the entire Lightstone Group management team, I am writing to inform you of certain information related to your investment in Lightstone Value Plus Real Estate Investment Trust, Inc.

As disclosed in our Current Report on Form 8-K (“Form 8-K”) as filed with the Securities and Exchange Commission today, on February 14, 2014, our Board of Directors determined and approved our estimated net asset value of approximately $307.1 million, resulting in an estimated net asset value per share of common stock of $11.80, each as of September 30, 2013. Also, on February 14, 2014, in conjunction with the estimate of the value per share of our common stock as of September 30, 2013, our Board of Directors reaffirmed the purchase price of $11.21 per common share under our distribution reinvestment program (“DRIP”). Under our DRIP, eligible stockholders may acquire, from time to time, additional shares of our common stock by reinvesting any cash distributions paid by us to such stockholder, without incurring any brokerage commission, fees or service charges.

Our share repurchase program may provide our stockholders with limited, interim liquidity by enabling them to sell their shares of common stock back to us, subject to various conditions and restrictions. As disclosed in the same Form 8-K, on February 14, 2014, our Board of Directors approved an increase to the price for all purchases under our share repurchase program from $9.00 to $10.00 per share. Previously the purchase price was $9.00 per share, except in the case of the death of the stockholder, whereby the purchase price per common share was the lesser of the actual amount paid by the stockholder to acquire the shares or $10.00 per share.

Our Board of Directors reserves the right to terminate either program for any reason without cause by providing written notice of termination of the DRIP to all participants or written notice of termination of the share repurchase program to all stockholders.

We appreciate your investment in Lightstone Value Plus Real Estate Investment Trust, Inc. and thank you for your continued confidence in us. If you should have any questions they may be directed to us at (888) 808-7348.

Yours truly,

David Lichtenstein

Chairman and CEO

1985 Cedar Bridge Ave., Suite 1, Lakewood, NJ 08701

Phone: (888) 808-7348 / Web: www.LightstoneCapitalMarkets.com